Exhibit 5.1

May 21, 2024

LuxUrban Hotels Inc.

2125 Key Biscayne Blvd

Miami, Florida

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-278883) (as amended or supplemented, the “Registration Statement”) filed on April 23, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by LuxUrban Hotels Inc., a Delaware corporation (the “Company”), of up to $50,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 8, 2024. Reference is made to our opinion letter dated April 23, 2024 and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 21, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to an aggregate of 35,075,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”) covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 4,575,000 Shares. The Company also offered the underwriter warrants to purchase up to 2,104,500 common stock (equal to six percent (6%), including shares issued pursuant to the exercise of the over-allotment option of the common stock sold in this offering) and registered under the name of the underwriter (the “Underwriter Warrant”), which may be exercised at any time, and from time to time, in whole or in part, commencing from and after the 181th day immediately following the closing of this offering and expiring at the fifth anniversary of the closing of this offering and exercisable at a per share price of 110% of the public offering price of the common stock offered hereby. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours

/s/ GRAUBARD MILLER